FOR IMMEDIATE RELEASE:                                        NEWS
June 3, 1996                                     Nasdaq National Market/AVRT
                                                 http://www.avert.com

           AVERT, INC. ANNOUNCED INCREASED PRODUCT REVENUE GROWTH
                               IN SECOND QUARTER

FORT COLLINS, Colorado - Avert, Inc. (Nasdaq National Market/AVRT), an information services company that provides employment background checks to a growing nationwide customer base, today announced that product revenue growth has exceeded the Company's traditional rate of 30% through the first two months of the second quarter of 1996.

The product revenue growth rate for the first two months of the second quarter is running at approximately 40%. Total revenue for the second quarter in 1995 was $1,465,300.

"We believe that the increase in new customers from the first quarter is now translating into revenue growth," said Dean Suposs, president at Avert, Inc. "We signed up 488 new customers in the first quarter, up from 44% from the same quarter last year. We continue to be encouraged by a similar growth trend in new customers in the second quarter. We believe that our expanded marketing efforts are beginning to pay off and we're excited about the growth prospects for the rest of 1996."

Through its headquarters in Fort Collins, Avert is an information services company that provides thousands of employment background checks daily to employers nationwide. Avert guarantees that its products and services are the most current and accurate available. Products and services include criminal records, civil records, workers' compensation histories, driving records, previous employment verification, credit histories, education verification and social security number validation.


Contact:
Avert, Inc.
Kim Moss, Investor Relations
970/484-7722